EXHIBIT 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

ARCTURUS THERAPEUTICS, INC., a DELAWARE CORPORATION

WESTERN ALLIANCE BANK, an arizona corporation

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of October 12, 2018 by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), and ARCTURUS THERAPEUTICS, INC., a Delaware corporation (“Borrower”).

Recitals

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1.Definitions and Construction.

1.1Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person and any Person that controls or is controlled by or is under common control with such Person.

“Alcobra” means Alcobra, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent.

“Amortization Date” means June 1, 2020; provided, however, if the Interest Only End Date is November 1, 2020, “Amortization Date” means December 1, 2020.

“Anti‑Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Bank Expenses” means all:  reasonable, out-of-pocket and documented costs or expenses (including reasonable, out-of-pocket and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable, out-of-pocket and documented Collateral audit fees; and Bank’s reasonable, out-of-pocket and documented reasonable, out-of-pocket and documented attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

1

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

[…***…].

“Change in Control” means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of such Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or product warranties given in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means the Term Loan or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Term Loan owed at the end of a given day.

“DOJ” means the U.S. Department of Justice or any successor thereto or any other comparable Governmental Authority.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

*** Confidential Treatment Requested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Collateral” has the meaning assigned in Exhibit A.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Fee in Lieu” means that certain Fee in Lieu of Warrant, as identified in that certain side letter between Borrower and Bank dated as of the Closing Date.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.1(iv), equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage; provided that, if the entire amount of the Term Loan is refinanced by Bank or a syndicate of lenders of which Bank is a part or the agent thereof, only the accrued portion of the Final Payment shall be due and payable at the closing of such refinance.

“Final Payment Percentage” is three percent (3.00%); provided that, upon the FDA’s acceptance of Borrower’s IND for […***…] or […***…], the “Final Payment Percentage” shall be two percent (2.00%).

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA and any state board of pharmacy or state pharmacy licensing authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self‑regulatory organization.

“IND” means an Investigational New Drug application, made to the FDA.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit, but excluding trade accounts payable not past due by more than ninety (90) days, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

*** Confidential Treatment Requested.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Only End Date” means May 1, 2020; provided, however, if no Event of Default has occurred and is continuing as a result of a breach by Borrower of Section 6.8, “Interest Only End Date” means November 1, 2020.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance (other than advances to trade creditors in the ordinary course of business) or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into by Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial  or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses, the Prepayment Fee, the Final Payment, the Fee in Lieu, and other amounts owed to Bank by Borrower, in each case, pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other similar executive orders.

[…***…].

“Parent” means Arcturus Therapeutics, Ltd., an entity organized under the laws of Israel, and the owner of one hundred percent (100.00%) of the Shares of Borrower.

“Patents” means all patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” has the meaning assigned in Section 13.9.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on November 1, 2018.

“Perfection Certificate” has the meaning assigned in Section 3.1.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any Loan Document.

“Permitted Indebtedness” means:

(a)Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)Indebtedness existing on the Closing Date and disclosed in the Perfection Certificate;

(c)Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the fixed assets financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at any given time;

(d)Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations incurred in the ordinary course of business, and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with dispositions permitted under Section 7.1; not to exceed, for (i) and (ii), Fifty Thousand Dollars ($50,000.00) in the aggregate at any given time;

(e)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year, not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate;

(f)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so called “purchase cards,” “procurement cards,” or “P-cards”) issued by any issuer other than Bank, in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) at any given time;

(g)Indebtedness relating to one or more letters of credit obtained by Borrower or any of its Subsidiaries in an aggregate face amount for all such letters of credit not to exceed One Hundred Fifty Thousand Dollars ($150,000.00); and

(h)Subordinated Debt.

*** Confidential Treatment Requested.

“Permitted Investment” means:

(a)Investments existing on the Closing Date disclosed in the Perfection Certificate;

(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business and consistent with past practice;

(c)[reserved];

(d)securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Borrower or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;

(e)deposits of cash made in the ordinary course of business to secure performance of operating leases under which Borrower or any of its Subsidiaries is lessee thereunder; not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at any time;

(f)Investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(g)Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.1;

(h)loans or advances to employees, officers or directors of Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed One Hundred Fifty Thousand Dollars ($150,000.00) at any time outstanding;

(i)Investments constituting deposits described in the definition of Permitted Liens;

(j)Investments in, or consisting of, Subsidiaries created or acquired by Borrower, so long as Borrower and such Subsidiary complies with Section 6.11; and

(k)(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, (iv) Bank’s money market accounts, (v) corporate bonds maturing no more than one (1) year from the date of purchase with a credit rating of at least A2 or A and (vi) money market funds that are rated AAA.

“Permitted Licenses” are (a) licenses of over-the-counter software that is commercially available to the public and (b) exclusive and non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (b) (i) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (ii) Borrower delivers to Bank copies of the final executed licensing documents in connection with each such license promptly, and in any event within thirty (30) days of the consummation thereof, and (iii) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a deposit account maintained at the Bank; provided, however, that with respect to each exclusive license, (i) no Event of Default has occurred or is continuing at the time of such license; (ii) any such license could not result in a legal transfer of title of the licensed property but must be on terms and conditions substantially consistent with, or more favorable to Borrower than, the terms and conditions of Borrower’s exclusive licenses in effect, or to which Borrower has agreed and disclosed in writing to Bank, on or as of the Closing Date; and (iii) LUNAR® shall not be subject to any exclusive license.

“Permitted Liens” means the following:

(a)Any Liens existing on the Closing Date and disclosed in the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided the same do not secure payments in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate;

(c)Liens (i) upon or in any fixed asset which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such fixed asset or indebtedness incurred solely for the purpose of financing the acquisition of such fixed asset, or (ii) existing on such fixed asset at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and other directly-related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto; provided, however, that individual financing of assets provided by one lender or lessor, as the case may be, may be cross-collateralized to other individual financings of assets provided by such lender or lessor, respectively;

(d)Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.7 of this Agreement;

(f)the interests of lessors under operating leases and UCC financing statements filed as a precautionary measure in connection with operating leases, consignment of goods or otherwise solely for precautionary purposes relating to arrangements not constituting Indebtedness;

(g)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, repairmen, workmen or suppliers, or other statutory Liens, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either are for sums not more than thirty (30) days’ delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained;

(h)Liens on amounts pledged or deposited in the ordinary course of business in connection with obtaining worker’s compensation or other unemployment insurance or other social security laws or regulations;

(i)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; provided that, unless such deposits are maintained in a deposit account that is Excluded Collateral, Bank has a prior, perfected security interest in all such deposits;

(j)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate at any time; and

(k)Liens consisting of Permitted Licenses.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prepayment Fee” is, with respect to the Term Loan subject to prepayment (other than pursuant to a refinancing by Bank or a syndicate of lenders of which Bank is a part or the agent thereof) prior to the Term Loan Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee in an amount equal to (i) for a prepayment made on or after the Closing Date through and including the first anniversary of the Closing Date, two percent (2.00%) of the principal amount of the Term Loan prepaid; (ii) for a prepayment made after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, one percent (1.00%) of the principal amount of the Term Loan prepaid; and (iii) for a prepayment made after the second anniversary of the Closing Date and prior to the Term Loan Maturity Date, one-half of one percent (0.50%) of the principal amount of the Term Loan prepaid.

“Prime Rate” means the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal.  Bank may price loans to its customers at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary; provided that, in the event Borrower demonstrates, to Bank’s reasonable satisfaction, that a pledge of more than sixty-five percent (65%) of the Shares of such Subsidiary which is a Foreign Subsidiary, creates an adverse tax consequence to Borrower under the IRC, “Shares” means sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or its Subsidiary in such Foreign Subsidiary.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Term Loan” is defined in Section 2.1(a)(i) hereof.

“Term Loan Maturity Date” is October 1, 2022.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto.  Notwithstanding any other provision contained herein, any obligations of a person under a lease (whether now existing or entered into in the future) that is not (or would not be) a capital lease under GAAP as in effect and implemented on the Closing Date shall not be treated as a capital lease as a result of the adoption and implementation of changes in GAAP issued by the Financial Accounting Standards Board on February 25, 2016.

2.Loan and Terms Of Payment.

2.1Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder.  Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)Term Loan.

(i)Availability. Subject to the terms and conditions of this Agreement, the Bank agrees to make a term loan to Borrower on the Closing Date, or as soon thereafter as practical, in the amount of Ten Million Dollars ($10,000,000.00) (the “Term Loan”). After repayment, the Term Loan may not be reborrowed.  Upon the extension of the Term Loan pursuant to this Section 2.1(a)(i), Bank has no further obligations to make Credit Extensions.

(ii)Repayment.  Borrower shall make monthly payments of interest only on each Payment Date through and including the Payment Date immediately preceding the Amortization Date .  Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to Bank, as calculated by Bank (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of the Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to thirty (30) months, if the Amortization Date is June 1, 2020, or twenty-four (24) months, if the Amortization Date is December 1, 2020.  All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Term Loan Maturity Date.  The Term Loan may only be prepaid in accordance with Section 2.1(a)(iii).

(iii)Prepayment.

i)Voluntary Prepayment.  Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by Bank under this Agreement, provided Borrower (A) delivers written notice to Bank of its election to prepay the Term Loan at least five (5) Business Days prior to such prepayment and (B) pays, on the date of such prepayment, (a) all outstanding principal with respect to the Term Loan, plus accrued but unpaid interest, (b) the Final Payment, (c) the Prepayment Fee, plus (d) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder as a result of such prepayment.

ii)Mandatory Prepayment Upon an Acceleration.  If the Term Loan is accelerated following the occurrence and continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (A) all outstanding principal with respect to the Term Loan, plus accrued but unpaid interest, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder as a result of such acceleration, including interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Term Loan Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loan in full, Borrower shall pay to Bank the Final Payment, or outstanding portion thereof, as the case may be, in respect of the Term Loan.

2.2[Intentionally Omitted.]

2.3Interest Rates, Payments, and Calculations.

(a)Interest Rate.  Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to one and one-quarter percent (1.25%) above the Prime Rate.

(b)Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the greater of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty Five Dollars ($25).  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (the “Default Rate”).

(c)Payments.  Interest hereunder shall be due and payable on each Payment Date.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts.  Any interest not paid when due, whether as a result of insufficient funds or otherwise, shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder; provided that no such compounding shall occur if Borrower has sufficient funds in its deposit accounts and Bank fails to debit any such interest payments.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.  Notwithstanding the foregoing, in no event shall Borrower be obligated to pay, or reimburse Bank for, any tax imposed on the net income or net profits of Bank (including any franchise taxes and branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which Bank is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which Bank’s principal office or lending office is located or imposed as a result of a present or former connection between Bank and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from Bank having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document).

(d)Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4Crediting Payments.  Unless an Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  While an Event of Default has occurred and is continuing, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 p.m. Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5Fees.  Borrower shall pay to Bank the following:

(a)Facility Fee.  A Facility Fee equal to Fifty Thousand Dollars ($50,000.00), which shall be nonrefundable; receipt of which hereby is acknowledged by Bank;

(b)Final Payment.  The Final Payment, when due hereunder;

(c)Prepayment Payment.  The Prepayment Fee, when due hereunder; and

(d)Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they are incurred by Bank, notice of which has been provided by Bank to Borrower.

2.6Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.Conditions of Loans.

3.1Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)this Agreement;

(b)a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)UCC National Form Financing Statement;

(d)a side letter with respect to the Fee in Lieu;

(e)evidence of insurance;

(f)payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(g)current financial statements of Borrower;

(h)subject to Section 6.7, an account control agreement with respect to Borrower’s account with Oppenheimer;

(i)completed perfection certificate of Borrower (the “Perfection Certificate”);

(j)a landlord’s consent for each of Borrower’s leased locations;

(k)a bailee waiver for each location where Borrower maintains Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); and

(l)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)timely receipt by Bank of the Term Loan Request Form as provided in Section 2.1; and

(b)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Term Loan Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3Conditions Subsequent. The obligations of Bank to make each Credit Extension, is further subject to the following conditions subsequent:

(a)subject to Section 6.7, within ninety (90) days from the Closing Date (the “Transition Period”), evidence that the balances in Borrower’s account(s) with Wells Fargo (the “Wells Account”) have been transferred to Borrower’s account with Bank; provided that, during such Transition Period, the balance in such Wells Account shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00); and

(b)[reserved].

4.Creation of Security Interest.

4.1Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Perfection Certificate, and except for Permitted Liens which have priority over the Liens in favor of Bank, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations, and Borrower authorizes Bank to hold such deposits in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as such specific Obligations are outstanding.

4.3Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4Pledge of Collateral.  Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  On the Closing Date, or, to the extent not certificated as of the Closing Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower.  To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new (as applicable) certificates representing such securities to be issued in the name of Bank or its transferee.  Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares.  Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.  Bank reserves the right to take such steps in any jurisdiction of organization of any Foreign Subsidiary to perfect and maintain the perfection of any security interest granted with respect to the Shares (and any assets, as applicable) of any Foreign Subsidiary.

5.Representations and Warranties.

Borrower represents and warrants as follows:

5.1Due Organization and Qualification.  Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, unless the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect.

5.2Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.  Borrower is not in default under any material agreement to which it is a party or by which it is bound, other than defaults that could not reasonably be expected to have a Material Adverse Effect.

5.3No Prior Encumbrances.  Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4[Reserved.]

5.5Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6Intellectual Property.  Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business, and except for Permitted Licenses.  Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and, to Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party.  Except as set forth in the Perfection Certificate and except as otherwise permitted under Section 7.5, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7Name; Location of Chief Executive Office.  Except as disclosed in the Perfection Certificate, Borrower has not done business under any name other than that specified on the signature page hereof as of the Closing Date.  The chief executive office of Borrower is located at the address indicated in Section 10 hereof as of the Closing Date.  All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof as of the Closing Date.

5.8Litigation.  There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect.

5.9No Material Adverse Change in Financial Statements.  All consolidated and consolidating (as applicable) financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating (as applicable) results of operations for the period then ended.  There has not been a material adverse change in the consolidated or the consolidating (as applicable) financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10Solvency, Payment of Debts.  After giving effect to the consummation of the transactions contemplated hereby on the Closing Date, Borrower is Solvent.

5.11Regulatory Compliance.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA in all material respects, and no event has occurred resulting from Borrower's failure to comply with ERISA that could result in Borrower's incurring any material liability.  Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied with all the provisions of the Federal Fair Labor Standards Act in all material respects.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

None of Borrower, any of its Subsidiaries, or, to Borrower's knowledge, any of Borrower's or its Subsidiaries' Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  None of Borrower, any of its Subsidiaries, or, to the knowledge of Borrower, any of their Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.12Environmental Condition.  Except as could not reasonably be expected to have a Material Adverse Effect:  none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment that.

5.13Taxes.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, unless such taxes are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained.

5.14Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15Government Consents.  Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16Accounts.  Except to the extent permitted under Section 6.7, none of Borrower’s nor any Subsidiary’s cash or cash equivalents is maintained or invested with a Person other than Bank.

5.17Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and, if applicable, non‑assessable.  To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.18Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in any material respect.

6.Affirmative Covenants.

Borrower shall do all of the following:

6.1Good Standing.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which qualification is required under applicable law, unless the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect.  Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2Government Compliance.

(a)Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA in all material respects.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

(b)Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Bank in all of the Collateral.

6.3Financial Statements, Reports, Certificates.  Borrower shall deliver the following to Bank:  (a) as soon as available, but in any event within (x) forty-five (45) days after the end of each calendar quarter, commencing with the quarter ending September 30, 2018, a company-prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments), consistently applied, in a form acceptable to Bank and certified by a Responsible Officer and (y) thirty (30) days after the end of each calendar month, commencing with the month ending January 31, 2019, a company-prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP (except for the lack of footnotes, being subject to year-end audit adjustments and no reflection of depreciation expense, deferred revenue adjustments or other general quarter-end accruals), consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange

Commission; (d) promptly upon receipt or notice thereof, (i) a report of any legal actions pending or threatened (in writing) against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more and (ii) copies of (x) all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a Material Adverse Effect and (y) any material Governmental Approvals obtained by Borrower or any of its Subsidiaries; (e) as soon as available, but in any event no later than the earlier to occur of forty-five (45) days following the beginning of each fiscal year or the date of approval by Borrower’s board of directors, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a monthly format, approved by Borrower’s board of directors, and in a form and substance acceptable to Bank; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

Borrower shall deliver to Bank with the financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

Borrower shall deliver to Bank and ARE-SD REGION NO. 44, LLC (“Alexandria”), as soon as available, but no later than (i) thirty (30) days after the end of each fiscal quarter and (ii) thirty (30) days after the last day of each month in which Borrower has delivered in excess of One Hundred Thousand Dollars ($100,000.00) worth of new Collateral constituting fixed assets to the property located at 10628 Science Center Drive, San Diego, California  92121, an updated, fully comprehensive, Exhibit A to the Landlord's Consent and Waiver, dated as of the Closing Date (as amended from time to time) among Alexandria, Borrower and Bank.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address, or such documents are posted on sec.gov; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents.

6.4Inventory; Returns.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the ordinary course of business of Borrower.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000.00).

6.5Taxes.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on reasonable demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning the Federal Insurance Contributions Act., the Federal Unemployment Tax Act, state disability, and local, state, and federal income taxes, and will, upon reasonable request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6Insurance.

(a)Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All such policies of property insurance shall contain a Bank’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice (ten (10) days’ notice for non-payment of premiums) to Bank before canceling its policy for any reason.  Upon Bank’s reasonable request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations; provided, however, that if no Event of Default has occurred and is continuing, proceeds in an aggregate amount of up to One Hundred Thousand Dollars ($100,000.00) each calendar year (and up to Two Hundred Fifty Thousand Dollars ($250,000.00) during the term of this Agreement) shall be delivered to Borrower to repair or replace the damage or destroyed assets or acquire assets otherwise used or useful in the business of Borrower.

6.7Accounts.  Borrower shall (i) (x) maintain and shall cause each of its Domestic Subsidiaries to maintain its primary operating account, and (y) at least the lesser of (A) fifty percent (50.00%) of its total additional deposit and investment accounts, or (B) Twenty Million Dollars ($20,000,000.00) with Bank and (ii) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, foreign exchange contracts, and Letters of Credit. All accounts permitted hereunder to be maintained outside of Bank shall be subject to control agreements in favor of, and in form and content acceptable to, Bank; provided that Borrower shall be permitted to maintain its cash collateral account with Silvergate Bank (the “Silvergate Account”), not subject to a control agreement, provided that such Silvergate Account shall maintain a balance at all times not to exceed One Hundred Ten Thousand Dollars ($110,000.00).

6.8Financial Covenants. Borrower shall maintain and/or achieve the following:

(a)Clinical Candidate. Nominate a clinical candidate for its […***…] or […***…] program by […***…].

(b)IND. Submit an IND for […***…] or […***…] by December 31, 2019 (the “Submission Date”), and have it accepted by the FDA (either by the passage of time or formal response) by January 31, 2020 (the “Approval  Date”); provided that, if Borrower has received net cash proceeds from the sale, on or after October 12, 2018, of Borrower’s equity securities in an amount not less than […***…], on terms and from investors reasonably acceptable to Bank, then the Submission Date shall extended to May 31, 2020 and the Approval Date shall be extended to June 30, 2020.

6.9Intellectual Property Rights.

(a)Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.  Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to obtain and/or maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to obtain and/or maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

*** Confidential Treatment Requested.

(b)Bank may audit Borrower's Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days' notice to Borrower.  Borrower shall reimburse and indemnify Bank for all reasonable, out-of-pocket and documented costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

(c)Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Bank in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s prior written consent.

6.10Landlord Waivers; Bailee Waivers.  In the event that Borrower or any of its Subsidiaries, after the Closing Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will notify Bank and, in the event that the tangible Collateral at any new location is valued in excess of Three Hundred Thousand Dollars ($300,000.00) in the aggregate, obtain from such bailee or landlord, as applicable, a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Bank with respect to such location.

6.11Creation/Acquisition of Subsidiaries.  In the event Borrower , or any of its Subsidiaries creates or acquires any Subsidiary, Borrower shall provide prior written notice to Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such Domestic Subsidiary to become a co Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Domestic Subsidiary (substantially as described on Exhibit A hereto); and Borrower (or its Domestic Subsidiary, as applicable) shall grant and pledge to Bank a perfected security interest in the Shares.

6.12Litigation Cooperation.  Commencing on the Closing Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Bank may reasonably deem them necessary to prosecute or defend any third‑party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.13Re-Domicile of Parent. In the event Parent does not re-domicile, and become an entity organized under the law of the United States or any State thereof, within six (6) months from the Closing Date, Bank reserves the right, in its sole and absolute discretion, to cause Parent to transfer all of the shares related to the sale of the ADAIR technology owned by Parent, and all cash in excess of One Hundred Thousand Dollars ($100,000.00) on deposit in Parent’s deposit, operating, investment and/or securities accounts, to Borrower.

6.14Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.Negative Covenants.

Borrower will not do any of the following:

7.1Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:  (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers consisting of Permitted Licenses, Permitted Liens or Permitted Investments; or (iii) Transfers of worn-out or obsolete Equipment.

7.2Change in Business; Change in Control or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date (or substantially similar or related thereto (or incidental thereto)); or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office, maintain Collateral at any other location, relocate its state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock (except as may be permitted under Section 7.7) or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co‑Borrower” hereunder or has provided a secured guaranty of Borrower’s Obligations hereunder) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property (including, without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for (a) Permitted Liens and (b) standard anti-assignment provisions contained in collaboration agreements entered into by Borrower in the ordinary course of Borrower’s business, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including, without limitation, its Intellectual Property), or permit any Subsidiary to do so, other than with respect to any fixed assets subject to a Lien permitted under clause (c) of the defined term “Permitted Liens.”

7.6Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, including but not limited to any distributions by Borrower to Parent, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless the deposit or securities account in which such property is so invested or maintained constitutes Excluded Collateral or such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10Inventory and Equipment. Store the Inventory or the Equipment, in either case having a book value in excess of Three Hundred Thousand Dollars ($300,000.00) per location, with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except as otherwise disclosed in writing to Bank, store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which failure, permission or violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

7.12Reserved.

7.13Compliance with Anti‑Terrorism Laws. Bank hereby notifies Borrower and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Bank’s policies and practices, Bank is required to obtain, verify and record certain information and documentation that identifies Borrower and each of its Subsidiaries and their principals, which information includes the name and address of Borrower and each of its Subsidiaries and their principals and such other information that will allow Bank to identify such party in accordance with Anti-Terrorism Laws.  Neither Borrower nor any of its Subsidiaries shall , directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower and each of its Subsidiaries shall promptly notify Bank if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Neither Borrower nor any of its Subsidiaries shall, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.14Assets held by Parent/Alcobra. Borrower shall not permit (i) Parent to maintain cash or other assets, other than (a) the Shares of Borrower and Alcobra, (b) shares related to the sale of the ADAIR technology (valued at Five Hundred Ninety Thousand Dollars ($590,000.00) as of June 30, 2018), and (c) cash of an amount or value in excess of Three Hundred Fifty Thousand Dollars ($350,000.00); in each case of (i) (a) – (c), subject to Section 6.13; and (ii) Alcobra to maintain cash or other assets of an amount or value in excess of (x) through December 31, 2018, Six Hundred Thousand Dollars ($600,000.00) and (y) thereafter, Ten Thousand Dollars ($10,000.00); in each case, at all times during the term of this Agreement, unless Parent or Alcobra, as applicable, is a co-Borrower or guarantor of the Obligations hereunder.

8.Events of Default.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a)If Borrower fails or neglects to perform any obligation in Sections 6.3, 6.5, 6.6, 6.7, 6.8, 6.9, 6.12 or 6.13 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3Material Adverse Effect.  If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4Attachment.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5Insolvency.  If Borrower is not Solvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000.00)) or which could reasonably be expected to have a Material Adverse Effect;

8.7Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000.00)) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of fifteen (15) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor.

8.10Subordinated Debt.  A default or breach occurs under any agreement between Borrower or any of its Subsidiaries and any creditor of Borrower or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement.

8.11Governmental Approvals; FDA Action.  (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in or could reasonably be expected to result in a Material Adverse Effect; or (b) (i) the FDA, DOJ, or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct, and such recall, withdrawal, removal or discontinuation would reasonably be expected to have a Material Adverse Effect; (ii) the FDA issues a warning letter or Regulatory Action to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Effect; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in a Material Adverse Effect; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ, or other Governmental Authority that could reasonably be expected to result in a Material Adverse Effect even if such settlement agreement is based on previously disclosed conduct; or (v) Borrower or any of its Subsidiaries fails to remediate observations identified in an FDA Form 483 notice of inspection observation to Bank’s reasonable satisfaction within six months of receipt, and such failure would reasonably be expected to have a Material Adverse Effect; or (vi) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Effect.

8.12Reserved.

9.Bank’s Rights and Remedies.

9.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a non-exclusive license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)Bank may credit bid and purchase at any public sale; and

(i)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account and  Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower unless such loss, damage or destruction results from the gross negligence or willful misconduct of Bank.

9.6Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver (other than with respect to such Event of Default) or a waiver with respect to any other Event of Default.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.Notices.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ARCTURUS THERAPEUTICS, INC.
10628 Science Center Drive, Suite 250
San Diego, CA 92121
Attn:
FAX: ( )
EMAIL:

If to Bank:	Bridge Bank, a division of Western Alliance Bank
55 S. Almaden Boulevard
San Jose, CA 95113
Attn: Robert Lake
EMAIL: rob.lake@bridgebank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.JUDICIAL REFERENCE PROVISION.

12.1In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

12.3The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

12.4The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

12.5The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including, without limitation, motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.General Provisions.

13.1Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided that, unless an Event of Default has occurred or is continuing, Bank shall provide Borrower prompt notice of any such sale, transfer, negotiation or participation.  Notwithstanding any of the foregoing, Bank shall, if it makes an assignment or participation, as a non-fiduciary agent of Borrower and only for tax purposes, maintain in the United States a register to record the names and address of each assignee or participant, the interests assigned or participated, including all rights to principal and stated interest on the Loans, and copies of any tax forms delivered by each such assignee or participant.  No assignment or participant shall be valid unless recorded in such register.  It is intended that any such register be maintained so that the Term Loan is in “registered form” for the purposes of the IRC.

13.2Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

13.7Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8Confidentiality.  In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 13.8, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that any prospective transferee or purchaser shall have agreed to receive such information hereunder subject to the terms of this Section 13.8, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may reasonably determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank on a non-confidential basis when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9Patriot Act Notice.  Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

14.NOTICE OF FINAL AGREEMENT.

BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ARCTURUS THERAPEUTICS, INC.

By:

Title:	Vice President and CEO

Western Alliance Bank

By:

Title:

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEBTOR:	ARCTURUS THERAPEUTICS, INC., a Delaware corporation
SECURED PARTY:	WESTERN ALLIANCE BANK, an Arizona corporation

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include (w) any Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”); (v) more than sixty five percent (65%) of the total combined voting power of all classes of stock entitled to vote the shares of capital stock (the “Shares”) of any Foreign Subsidiary, if Borrower demonstrates to Bank’s reasonable satisfaction that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code; (x) any capital stock, membership units or other securities in joint ventures, to the extent that a pledge thereof would violate, or require the consent of a counterparty under, the relevant joint venture arrangements or agreements with the issuer or other holders of capital stock, membership units or other securities of such Issuer; (y) any Equipment not financed by Bank or rights of Borrower as a licensee to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; and provided further that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”; and provided further that any Equipment financed by Bank will at all times constitute “Collateral”; or (z) any payroll, withholding, employee benefit and other fiduciary account designated and identified to Bank in writing as such (all of the foregoing in clauses (w) through (z), collectively, the “Excluded Collateral”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment other than, in any event, any “intent-to-use” U.S. Trademark application for which an amendment to allege use or a statement of use has not been filed and accepted by the U.S. Patent and Trademark Office and that would otherwise be deemed invalidated, cancelled or abandoned due to the grant of a Lien thereon.

Exhibit B

TERM LOAN REQUEST

(To be submitted no later than 3:00 PM to be considered for same day processing)

To:	Western Alliance Bank, an Arizona corporation

Fax:	(408) 282-1681

Date:

From:	ARCTURUS THERAPEUTICS, INC.
Borrower's Name

Authorized Signature

Authorized Signer's Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $10,000,000.00 in accordance with the Term Loan as defined in the Loan and Security Agreement dated as of October 12, 2018 (the “Loan and Security Agreement”).

Borrower hereby authorizes Bank to rely on electronic and stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Term Loan Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

Exhibit C

[INTENTIONALLY OMITTED]

Exhibit D
Compliance Certificate

TO:	WESTERN ALLIANCE BANK, an Arizona corporation
FROM:	ARCTURUS THERAPEUTICS, INC., a Delaware corporation

The undersigned authorized officer of ARCTURUS THERAPEUTICS, INC., a Delaware corporation hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Annual financial statements (CPA Audited)	FYE within 120 days		Yes	No

Quarterly financial statements and Compliance Certificate (9/30/18 and 12/31/18)	Quarterly within 45 days		Yes	No

Monthly financial statements and Compliance Certificate (from and after 1/31/19)	Monthly within 30 days		Yes	No

Quarterly/Monthly comprehensive update to exhibit A to ARE Landlord’s Consent	Quarterly within 30 days; and Monthly within 30 days (when assets delivered to premises > $100,000		Yes	No

10K and 10Q	(as applicable)		Yes	No

Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 45 days after the beginning of each fiscal year		Yes	No

Deposit balance with Bank	$
Deposit balance outside Bank	$

Financial Covenant	Required	Actual	Complies

Clinical Candidate Nomination	By 12/31/18		Yes	No

IND Submission; Approval	By 12/31/19 and 1/31/20; but see Section 6.8(b)	$	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

Date:

SIGNATURE	Verified:
AUTHORIZED SIGNER
TITLE	Date:

DATE	Compliance Status	Yes No

INSURANCE AUTHORIZATION LETTER

In accordance with the insurance coverage requirements of the Loan and Security Agreement dated as of October 12, 2018 (the “Agreement”) between Western Alliance Bank, an Arizona corporation (“Bank”), and ARCTURUS THERAPEUTICS, INC. (“Borrower”), coverage is to be provided as set forth below:

COVERAGE:	All risk including liability and property damage.
INSURED:	ARCTURUS THERAPEUTICS, INC.

LOCATION(s) OF COLLATERAL:

10628 Science Center Drive, Suite 250, San Diego, CA 92121

Insuring Agent:	Marsh & McLennan Insurance Agency LLC

Address:	9171 Towne Centre Drive, Suite 500

San Diego, CA 92122
Phone Number:	858.587.7440
Fax Number:	858.452.7530

ADDITIONAL INSURED AND LOSS PAYEE:

Bank, as its interest may appear below.

BANK:
Western Alliance Bank, an Arizona corporation
Its successors and/or assigns (ISAOA)
P.O. Box 26237
Las Vegas, NV 89126

The above coverage is to be provided prior to funding the Agreement.  Borrower hereby agrees to pay for the coverage above and by signing below acknowledges its obligation to do so.

Signature:
Title:	President and CEO
Date:

Corporate Resolutions to Borrow

Borrower: ARCTURUS THERAPEUTICS, INC., a Delaware corporation

I, the undersigned Secretary or Assistant Secretary of ARCTURUS THERAPEUTICS, INC., a Delaware corporation (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of DELAWARE.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Joseph Payne	President and CEO

Pad Chiviukula	COO, CSO and Secretary

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.  To borrow from time to time from Western Alliance Bank, an Arizona corporation (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents.  To execute and deliver to Bank that certain Loan and Security Agreement dated as of October 12, 2018 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit.  To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards.  To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these Resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X
Pad Chiviukula
Secretary or Assistant Secretary of Borrower

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, a Director of Borrower, hereby certify as to the paragraphs above, as of the date set forth above.

By:
Name:	Andrew Sassine
Title:	Director

ATTACHMENT A

CERTIFICATE OF INCORPORATION

ATTACHMENT B

BYLAWS OF THE CORPORATION